EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2013, relating to the financial statements and financial statement schedule of RTI Surgical, Inc. (formerly known as RTI Biologics, Inc.), and the effectiveness of RTI Surgical, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of RTI Surgical, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

September 16, 2013